EXHIBIT 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)
PAYPAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Notes due 2028	457(r)	$ 450,000,000	100.000%	$ 450,000,000	$ 153.10 per $1 million	$ 68,895.00

Fees to Be Paid	Debt	4.450% Notes due 2028	457(r)	$ 450,000,000	99.956%	$ 449,802,000	$ 153.10 per $1 million	$ 68,864.69

Fees to Be Paid	Debt	5.100% Notes due 2035	457(r)	$ 600,000,000	99.972%	$ 599,832,000	$ 153.10 per $1 million	$ 91,834.28

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,499,634,000	$153.10 per $1 million	$229,593.97

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$229,593.97
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,500,000,000.